CONFORMED COPY

                           AGREEMENT WITH SHAREHOLDERS


      This Agreement with Shareholders is made and entered into as of May 7, 1999, by and between SMITHFIELD FOODS, INC., a Virginia corporation (the "Company"), and each of JEFFREY S. MATTHEWS, CARROLL M. BAGGETT and JAMES O. MATTHEWS (each an "Investor" and collectively the "Investors").

                                   W I T N E S S E T H :

      WHEREAS, the Company, the Investors and certain entities wholly-owned by the Investors are parties to an Acquisition Agreement dated as of May 3, 1999 (the "Acquisition Agreement"); and

      WHEREAS, upon the closing of the transactions contemplated by the Acquisition Agreement, such Investors will then respectively hold 2,185,333, 2,185,333 and 2,185,334 shares of Common Stock (as defined below); and

      WHEREAS, pursuant to the Acquisition Agreement and simultaneously with the execution of this Agreement, the Company and the Investors are entering into a Registration Rights Agreement and an Escrow Agreement;

      NOW, THEREFORE, for good and valuable consideration, the delivery and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the following capitalized terms shall have the meanings ascribed to them below:

            "Affiliate" means, as to any Person, any other Person which, directly or indirectly, controls, is controlled by or is under common control with such person. For purposes of this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock, by contract or otherwise.

            "Common Stock" means the Common Stock, par value $.50 per share, of the Company.

           "Exchange Act" means the Securities Exchange Act of 1934, as amended.


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            "Lockup  Shares"  means as to each Investor (i)  initially,  700,000 shares of Common Stock issued to such Investor upon the closing under the Acquisition Agreement on the date hereof, and (ii) upon the making of the post-closing adjustments required by the Acquisition Agreement, such 700,000 shares (a) plus one-half the number of shares of Common Stock additionally issued by the Company to such Investor or (b) minus one-half the number of shares of Common Stock returned by such Investor or the escrow agent to the Company, as the case may be, pursuant to such adjustments.

            "Person"   means  an   individual,   partnership,   joint   venture,
corporation, trust, unincorporated organization or government or any department or agency thereof.

            "Voting Securities" means any shares of any class of securities entitled to, or that may be entitled to, vote, including without limitation the Common Stock.


                                   ARTICLE II
                                   AGREEMENTS


2.1 Standstill Agreement. None of the Investors will, during the one-year period subsequent to the date hereof, without the written consent of the Company, singly or as part of a "partnership, limited partnership, syndicate or other group" (within the meaning of Section 13(d)(3) of the Exchange Act), directly or indirectly, individually, together with any other Investor, through one or more Affiliates, associates or intermediaries or otherwise:

(a) make or in any way participate, directly or indirectly, in the making of any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A under the Exchange Act) to vote Voting Securities at any meeting of Company shareholders or become a "participant" in any "election contest" (as such terms are defined or used in Rule 14a-11 under the Exchange Act) with respect to the Company, or initiate, propose or otherwise solicit holders of Voting Securities for the approval of one or more shareholder proposals with respect to the Company as described in Rule 14a-8 under the Exchange Act;

(b) oppose, or form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) opposing, any proposal presented by Company management at any meeting of Company shareholders; or

(c) acquire or substantially affect the control of the Company, or directly or indirectly participate in the formation of any "group" (within the meaning of Section 13(d)(3) of the Exchange Act) which seeks to acquire beneficial ownership of more than 15% of the outstanding shares of any class of Voting Securities of the Company or to acquire or substantially affect control of the

                                        2
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Company; otherwise act, directly or indirectly, alone or in concert with others, to seek to control the Board of Directors of the Company; or solicit, seek to effect, negotiate with or provide any information to any other party with respect to, or make any statement or proposal, whether written or oral, to the Board of Directors of the Company or any director or officer of the Company, or otherwise make any public announcement of any proposal, with respect to any form of business combination transaction involving the Company, including, without limitation, a merger, exchange offer or sale of the Company's assets or instigate any third party to do any of the foregoing.

2.2 Restrictions on Transfer of Common Stock. During the one-year period subsequent to the date hereof, without the written consent of the Company, which shall not be unreasonably withheld:

(a) no Investor will, individually or together with any other Investor, sell, transfer, donate, pledge, hypothecate, encumber, or otherwise agree or arrange to transfer, to one Person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shares of Common Stock aggregating 5% or more of the outstanding Common Stock; and

(b) each Investor will hold his or her Lockup Shares without sale, transfer, donation, pledge, hypothecation, encumbrance or any other agreement or arrangement of transfer, and without any exercise of any registration rights with respect thereto;

provided, however, that any Investor may pledge any or all of his or her shares of Common Stock (including Lockup Shares) to a financial institution or investment bank in connection with obtaining a loan or effecting a "collar" transaction or other substantially similar derivative security or other such transaction; and provided further, it is understood that simply placing such shares in "street name" or the name of a nominee would not violate this provision, provided beneficial ownership remains with such Investor or Investors.


                                  ARTICLE III
                                  MISCELLANEOUS

3.1 Amendments and Waivers. This Agreement may be amended only by the written consent of all of the parties hereto.

3.2 Successors, Assigns and Transferees. No rights under this Agreement may be assigned or transferred to any Person, other than with the prior written consent of all of the parties hereto.

3.3 Integration. This Agreement, the Acquisition Agreement, the Escrow Agreement, the Registration Rights Agreement and any other documents referred to herein or delivered pursuant hereto that form a part hereof contain the entire understanding of the parties hereto with respect to its subject matter. There are no restrictions, agreements, promises, rights, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein. This Agreement supersedes all prior agreements and understandings of the parties hereto with respect to its subject matter.

3.4 Notices. All notices and other communications provided for hereunder shall be in writing and shall be sent by first class mail, telex, telecopier or hand delivery.

            if to the Company, to:

            Smithfield Foods, Inc.
            200 Commerce Street
            Smithfield, Virginia 23430
            Attention:  Secretary
            Telecopier:  (757)  365-3017
            Telephone Confirmation:  (757) 365-3004


            with copies to:

            McGuire, Woods, Battle & Boothe LLP
            One James Center
            901 E. Cary Street
            Richmond, VA 23219
            Attention:  Sam Young Garrett
            Telecopier:  (804) 775-1061
            Telephone Confirmation:  (804) 775-4384

            If to any of the Investors, to their respective addresses, initially those set forth below:

            Jeffrey S. Matthews
            Carroll M. Baggett
            James O. Matthews
            Post Office Box 707
            Warsaw, North Carolina 28398

            with a copy to:

            Ward and Smith, P.A.
            1001 College Court
            P. O. Box 867
            New Bern, North Carolina 28563-0867
            Attention:  J. Troy Smith, Jr.
            Telecopier:  (252) 636-2121
            Telephone Confirmation:  (252) 633-1000

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      All such notices and communications  shall be deemed to have been given or made (i) when delivered by hand or by Federal Express or any other nationally recognized courier service, (ii) seven days after being deposited in the mail,
postage  prepaid,   (iii)  when  telexed  answer-back   received  or  (iv)  when
telecopied, receipt acknowledged.

3.5 Termination. This Agreement will terminate upon the first anniversary of the date hereof.

3.6 Descriptive Headings. The headings in this Agreement are for convenience of reference only and shall not limit, expand or otherwise affect the meaning of the terms contained herein.

3.7 Severability. In the event that one or more of the provisions, paragraphs, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, paragraph, word, clause, phrase or sentence in every other respect and of the remaining provisions, paragraphs, words, clauses, phrases or sentences hereof shall not be in any way impaired, it being intended that all rights, powers and privileges of the Company and the Investors shall be enforceable to the fullest extent permitted by law.

3.8 Governing Law. This Agreement shall be governed by the internal law of the Commonwealth of Virginia, without regard to principles of conflicts of law.

3.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. Any party's execution of this Agreement may be evidenced by physical delivery or by telecopier, facsimile or other written communication thereof to the other parties.

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      IN WITNESS  WHEREOF,  the parties  hereto have caused this Agreement to be duly executed as of the date first above written.

                                       SMITHFIELD FOODS, INC.



                                    By:   /s/ Aaron D. Trub
                                          -----------------
                                    Name: Aaron D. Trub
                                    Title:      Vice President, CFO & Secretary


                                    THE INVESTORS


                                         /s/ Jeffrey S. Matthews
                                         -----------------------
                                             Jeffrey S. Matthews



                                        /s/ Carroll M. Baggett
                                        ----------------------
                                            Carroll M. Baggett



                                       /s/ James O. Matthews
                                       ---------------------
                                           James O. Matthews